Peapack-Gladstone Financial Corporation
To Record Other-Than-Temporary Impairment in
Fourth Quarter of 2004 Related to FNMA and FHLMC
Preferred Stock

GLADSTONE, N.J. – (Business Wire) – January 19, 2005 – Peapack-Gladstone Financial Corporation (“Peapack”) (AMEX:PGC) announced today that it intends to record an other-than-temporary non-cash impairment charge of $560,000 on a pre-tax basis and $336,000 on an after-tax basis, or $0.04 per diluted share, in the fourth quarter of 2004 related to one issue of Fannie Mae (“FNMA”) and one issue of Freddie Mac (“FHLMC”) adjustable rate investment grade preferred stock. Each issue has a book value of $1,000,000 at December 31, 2004 as part of its available-for-sale investment securities portfolio. Management had been closely monitoring the market valuations of these stocks and recent adverse financial events regarding these agencies, and has concluded that both issues are other-than-temporarily impaired under guidance provided by the Financial Accounting Standards Board (FASB).

        Peapack has historically classified these securities as available-for-sale. In accordance with Generally Accepted Accounting Principles (GAAP), unrealized losses have been recorded as a reduction of shareholders’ equity through charges to accumulated other comprehensive income/(loss). Therefore, the impairment charge had no significant impact on total capital as previously reported.

        Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.05 billion as of November 30, 2004. Peapack-Gladstone Bank, its wholly owned community bank was established in 1921, and has 19 branches in Somerset,

Hunterdon and Morris Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South Street. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

        The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s view of future interest income and net loans, management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, an unexpected decline in the direction of the economy in New Jersey, an unexpected decline or no increase in interest rates, unexpected loan prepayment volume, a decline in levels of loan quality and origination volume and a decline in the volume of increase in trust assets or deposits. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

Contact:

Arthur F. Birmingham, Chief Financial Officer
Peapack-Gladstone Financial Corporation
T: 908-719-4308